MERRILL LYNCH GLOBAL VALUE FUND, INC.

FILE # 811-7561

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
9/24/2004	Petro-Canada	9,300	49,390,000

CIBC World Markets Inc

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBC Dominion Securities Inc

BMO Nesbitt Burns Inc

National Bank Financial Inc

Scotia Capital Inc

TD Securities Inc

Goldman, Sachs & Co

UBS Securities Canada Inc

Canaccord Capital Corporation

FirstEnergy Capital Corp

GMP Securities Ltd

Peters & Co. Limited

Citigroup Global Markets Inc

Credit Suisse First Boston LLC

Beacon Securities Limited

Casgrain & Company Limited

Dundee Securities Corporation

First Associates Investments Inc

Orion Securities Inc

Raymond James Ltd

Tristone Capital Inc